Exhibit 23.4

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Interests of Experts” and to the use of our report dated February 18, 2021 with respect to the consolidated financial statements of Inter Pipeline Ltd. (“Inter Pipeline”) as at and for the years ended December 31, 2020 and 2019, included in Appendix B to Amendment No. 7 in Form F-4 (Registration Statement Nos. 333-253365 and 333-253365-01) with respect to the offer to purchase all of the outstanding common shares of Inter Pipeline by Bison Acquisition Corp. and Brookfield Infrastructure Corporation Exchange Limited Partnership filed on August 11, 2021.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Calgary, Canada

August 11, 2021